UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

of the

SECURITIES EXCHANGE ACT OF 1934

Date of Event Requiring Report: September 29, 2005

HENDRX CORP.

(Exact name of registrant as specified in its charter)

NEVADA

(State or other jurisdiction of incorporation or organization)
000-50546 (Commission File Number)	86-0914052 (IRS Employer Identification Number)

Hendrik Tjandra, Chief Executive Officer

3665 Ruffin Road, Suite 225, San Diego, California 92123
(Address of principal Executive offices)

(778) 889-8014
(Registrant’s telephone number, including area code

N/A
(Former Name or Former Address, If Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

   ITEM 5.02                       Departure of Directors or Principal Officers; Election of Directors;

                                            Appointment of Principal Officers

(b)  On September 29, 2005, the board of directors of Hendrx Corp. (the “Company”) accepted the resignation of James Shao as the Company’s chief financial officer and principal accounting officer effective September 20, 2005.

(c)  Effective September 29, 2005, the board of directors appointed Cherry Cai as the Company’s chief financial officer and principal accounting officer.

Ms.  Cai graduated from the Institute of Finance Science in China with a Post Graduate Degree in Accounting and from the Beijing Economic Institute with a BA in Economics. Ms. Cai’s work experience prior to joining the Company in August of 2005, includes acting as the executive producer for the development of a television program with the Beijing Skyarc Media Group from July 2003 until March 2004. Her project, “Meet China”, is now a 50-minute prime-time TV weekly show which made history in Chinese television by using a two-way satellite transmission system on a talk show. From July 2002 until June 2003 she worked as the general manager of Beijing UNIK Digital Network Co., Ltd. where she worked as an import/export facilitator, human resource coordinator and account manager. Before joining UNIK, Ms. Cai worked as the assistant general manager for US Conseco Global Investment Ltd. Between May 2000 and May 2002, Ms. Cai provided US Consesco with industrial sector analysis in addition to product market research. She also developed business plans for investments and set up an information data base system. In addition, from 1993 to 2001 Ms. Cai acted as an Investment Manager of Mahon China Investment Management Limited a pioneer in China’s private equity sector. Over the period of time in which she worked at Mahon the company’s assets grew from US$30 million to US$130 million. Ms. Cai worked with a wide variety of companies from US$7 million to US$30 million in net asset value.

The Company has not entered into any related party transactions with Ms. Cai and has not entered into any employment agreement in connection with Ms. Cai’s appointment as chief financial officer and principal accounting officer.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Hendrx Corp.

Signature                                                                  Date

By: /s/ Cherry Cai                                                       October 7, 2005

Name: Cherry Cai
Title: Chief Financial Officer and Principal Accounting Officer